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                                                                   Exhibit 2.1


                           PURCHASE AND SALE AGREEMENT

          This PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of this 17th day of July, 1998 by and between BankBoston, N.A., a national banking association (the "Seller"), and Investors Bank & Trust Company, a Massachusetts trust company (the "Buyer").

          WHEREAS, subject to the terms, provisions and conditions set forth herein, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, the Seller's institutional trust and custody business, as further described herein;

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Buyer hereby agree as follows:

          1. Definitions. Except as otherwise provided herein, the following terms shall have the respective meanings indicated when used in this Agreement:

          "Actual Receivables" shall mean, as of the Reconciliation Date, the aggregate total of Receivables which have been invoiced to a customer.

          "Accrued Receivables" shall mean the aggregate total of Receivables, as of the Closing Date, regardless of whether or not such Receivables have been invoiced to a customer by the Seller on or before the Closing Date.

          "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning set forth in the preamble.

         "Apportioned Obligations" has the meaning set forth in Section 3.7.

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 4.2(b).

         "Assumed Liabilities" has the meaning set forth in Section 2.3.
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         "AUA Schedule" has the meaning set forth in Section 5.15 hereof

         "Benefit Plans" has the meaning set forth in Section 5. 11.

         "Benefits Program" has the meaning set forth in Section 8.4(b).

         "Bill of Sale" has the meaning set forth in Section 4.2(a).

         "Business" has the meaning set forth in the definition of the term "Institutional Trust and Custody Business."

         "Buyer" has the meaning set forth in the preamble.

         "Buyer Noninterest Income" has the meaning set forth in Section 3.4.

         "Client Termination Schedule" has the meaning set forth in Section

 5.15.

         "Closing" has the meaning set forth in Section 4.1.

         "Closing Date" has the meaning set forth in Section 4.1.

         "Closing Payment" has the meaning set forth in Section 3.3.

          "Confidentiality Agreements" means those certain confidentiality letter agreements dated May 11, 1998 and July 6, 1998 between the parties hereto.

         "Contracts" has the meaning set forth in Section 5.9(a).

         "Conversion Team" has the meaning set forth in Section 8.4(a).

         "Custody Service Agreements" has the meaning set forth in Section 2. 1
(c).

         "Damages" has the meaning set forth in Section 12.4.

         "Deferred Amount" has the meaning set forth in Section 3.3.

         "Deposit" has the meaning set forth in Section 3.2.

         "Deposit Schedule" has the meaning set forth in Section 5.15.

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         "Employees" has the meaning set forth in Section 5.11.

          "Encumbrance" means any lien, pledge, security interest, license, easement, conditional sale agreement, title retention agreement, restriction against transfer or assignment or other encumbrance.

         "ERISA" has the meaning set forth in Section 5.11.

         "Equipment" has the meaning set forth in Section 2.1(a).

         "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Businesses" means the Seller's business of providing (a) investment management advice and related asset administration services and employee benefit administration services for international, domestic and institutional private banking, private equity fund and asset management customers of the Seller, (b) custody and/or trust administration services outside of the United States; (c) custody and/or trust administration services to any Benefit Plan of Seller or any Affiliate of Seller or (d) providing real estate custody services.

         "Excluded Clients" means any Excluded Business customer of the Seller.

         "Excluded Liabilities" has the meaning set forth in Section 2.4.

          "Excluded Receivables" shall mean the portion of all fees payable in arrears under the Custody Service Agreements which are allocable to the period prior to the Closing Date, including but not limited to, the right of the Seller to receive reimbursement of expenses paid by it or any other amounts accruing to the Seller in connection with the Business prior to the Closing Date, in each case, which, as of the Closing Date, are more than one-hundred and twenty (120) days from the date of invoice by Seller to the respective customer.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Final Schedule of Seller Noninterest Income" has the meaning set forth in Section 3.4(a).

         "Indemnified Party" has the meaning set forth in Section 12.3(a).

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

         "Indemnifying Party" has the meaning set forth in Section 12.3(a).

          "Institutional Trust and Custody Business" or "Business" means the Seller's business of providing, as custodian or directed (non-discretionary) trustee, global trust and custody services in the United States, including but not limited to, core custody, safekeeping of assets, income collection, trade settlement and proxy administration services to pension and profit sharing fund, municipality, mutual fund, financial institution and other institution customers, all of whom conduct business primarily in the United States, but shall not include the Excluded Businesses.

         "Intellectual Property" has the meaning set forth in Section 2.1(i).

         "Material Adverse Effect" means (a) with respect to the Seller, a material adverse effect on the business, assets, financial condition or results of operations of the Business or a material adverse effect on the ability of the Seller to perform its obligations under this Agreement; provided, however that any material adverse effect on the business, assets, financial condition or results of operations of the Business resulting directly or indirectly from changes in the general level of the securities markets and interest rates affecting the Business or changes in the economic, financial or market conditions affecting institutional custodial businesses generally, shall not constitute a Material Adverse Effect, and (b) with respect to the Buyer, a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or to operate the Business after the Closing Date or perform its obligations under the Outsourcing Agreement; provided, however that any material adverse effect on Buyer resulting directly or indirectly from changes in the general level of the securities markets and interest rates affecting Buyer or changes in the economic, financial or market conditions affecting institutional custodial businesses generally, shall not constitute a Material Adverse Effect.

         "Miscellaneous Contracts" has the meaning set forth in Section 2.1(e).

         "Offered Employees" has the meaning set forth in Section 8.4(a).

         "Original Clients" shall mean those clients of the Business as of the Closing Date.

          "Outsourcing Agreement" means that certain Outsourcing Agreement, dated as of the date hereof, by and between Buyer and Seller, pursuant to which Buyer shall provide to the Seller, in connection with the Excluded Business, certain trust and custody services after the Closing Date.

         "Outsourcing Team" has the meaning set forth in Section 8.4(a) hereof

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          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

         "Personal Property Leases" has the meaning set forth in Section 2.1(b).

          "Preliminary Schedule of Seller Noninterest Income" has the meaning set forth in Section 3.4(a) hereof.

         "Purchase Price" has the meaning set forth in Section 3. 1.

         "Purchased Assets" has the meaning set forth in Section 2.1.

          "Receivables" shall mean the portion of all fees payable in arrears under the Custody Service Agreements which are allocable to the period prior to the Closing Date, including but not limited to, the right of the Seller to receive reimbursement of expenses paid by it or any other amounts accruing to the Seller in connection with the Business prior to the Closing Date, but shall not include the Excluded Receivables.

         "Reconciliation Date" has the meaning set forth in Section 3.8 hereof

          "Related Agreements" means the Transitional Services Agreement, the Outsourcing Agreement, the Interim Lease Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Confidentiality Agreement.

         "Required Regulatory Approvals" has the meaning set forth in Section 11
(a) (ii).

          "Retention Percentage" means the percentage determined by dividing (a) Buyer Noninterest Income by (b) Seller Noninterest Income.

         "Schedule of 1997 Noninterest Income" has the meaning set forth in
Section 5.15.

         "Schedule of Accrued Receivables" has the meaning set forth in Section
3. 1.

         "Schedule of Buyer Noninterest Income" has the meaning set forth in
Section 3.4(b).

         "Seller" has the meaning set forth in the preamble.

         "Seller Noninterest Income" has the meaning set forth in Section 3.4.

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         "Subject Damages" has the meaning set forth in Section 12.6.

          "Tax" means any federal, state, local or foreign income, profits, gains, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, telecommunications, severance, stamp, occupation, premium, windfall profit, environmental (including Section 59A of the Internal Revenue Code of 1986, as amended), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee or other tax, withholding tax, or other governmental assessment, charge, duty, or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

         "Transfer Dates" has the meaning set forth in Section 8.4(a).

         "Transferred Employees" has the meaning set forth in Section 8.4(a).

          "Transitional Services Agreement" means one or more transitional services agreements to be entered into on the Closing Date by Buyer and Seller, in the forms attached hereto as Schedule 4.2(c) hereto.

         "Unassigned Custody Service Agreements" has the meaning set forth in
Section 13.1.

         "Updated AUA Schedule" has the meaning set forth in Section 5.15.

         "Update Client Termination Schedule" has the meaning set forth in
Section 5.15.

         "Updated Deposit Schedule" has the meaning set forth in Section 5.15.

         "Updated Schedules" has the meaning set forth in Section 2.5.

         "WARN Act" has the meaning set forth in Section 8.4(a).

         2.       Purchase and Sale of Business.

          2.1. Purchase and Sale. Subject to the terms, provisions and conditions set forth herein, the Seller hereby agrees to sell, assign, transfer and convey to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept from the Seller, free and clear of all Encumbrances, on the Closing Date, all of the Seller's right, title and interest in, to and under the following assets relating to the Seller's Institutional Trust and Custody Business, but excluding the Excluded Assets (collectively, the "Purchased Assets"):

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                  (a) Any and all fixtures, machinery, equipment, furniture, supplies and other personal property used solely in conjunction with the operation of the Business and separable from the Seller's other businesses, as set forth on Schedule 2.1(a) hereto (the "Equipment");

                  (b) Any and all leases of personal property used solely in conjunction with the operation of the Business, as set forth on
         Schedule 2.1(b) hereto (the "Personal Property Leases");

                  (c) Any and all contracts with customers relating to the Business, as set forth on Schedule 2.1(c) hereto (collectively, the "Custody Service Agreements");

                  (d) Any and all miscellaneous contracts of the Seller relating solely to the Business and listed on Schedule 2.1(d) hereto (the "Miscellaneous Contracts");

                  (e) (i) Copies of any and all accounting books, records, ledgers and client lists of the Business, and (ii) originals of the Custody Service Agreements and the Contracts;

                  (f) the Receivables;

                  (g) Any and all rights of Seller in connection with prepaid expenses related to the Business and allocable to the period from and after the Closing Date;

                  (h) Any and all rights of Seller in and to advances from customers of the Seller for expenses related to the Business that are not incurred by the Seller prior to the Closing Date;

                  (i) third party indemnities and any insurance claims or rights relating solely to the Purchased Assets or the Assumed Liabilities, and all claims, credits, causes of action, choses in action, rights of recovery, and rights of set-off of any kind pertaining to any Assumed Liability or, with respect to the period commencing on the Closing Date, any Custody Service Agreement or Contract;

                  (j) the right to represent to third parties that Buyer is the successor to the Business; and

                  (k) the know-how of the Transferred Employees.

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         2.2. Excluded Assets. Except as expressly set forth in Section 2.1 above, the Seller is not selling and the Buyer is not purchasing any other assets of the Seller (the "Excluded Assets"). Notwithstanding anything in
Section 2.1 hereof, the term "Purchased Assets" shall not include any of the following assets, each of which shall be an Excluded Asset:

                  (a) Any cash held by the Seller at Closing, other than cash held by Seller pursuant to the terms of a Custody Service Agreement;

                  (b) Any rights in any of the Seller's trade names, service marks, logos or similar corporate identification, or any stationery, office supplies, business forms, manuals or similar property bearing any of the same, unless the same shall have been redacted therefrom;

                  (c) Any income tax refunds or claims therefor which the Seller may be entitled to receive from any federal, state or local authorities

                  (d) Any rights of the Seller under the Custody Service Agreements, the Contracts or any of the other Purchased Assets to fees, indemnification or reimbursements, or any other claims or rights of the Seller under such agreements or assets, in each case relating to the conduct of the Business prior to the Closing, except as they relate to any Assumed Liabilities and excluding any Receivables;

                  (e) Any rights to any security deposits or other amounts deposited with any state or other jurisdiction or regulatory authority in connection with the qualification, certification, licensing or permitting of the Seller in connection with the conduct of the Seller's businesses, including, without limitation, the Business;

                  (f) Any consideration received by the Seller pursuant to this Agreement;

                  (g) Any rights of the Seller under this Agreement;

                  (h) Any Benefit Plan, any rights of the Seller under any Benefit Plan, and any pension funds or other assets held pursuant to the terms of any Benefit Plan;

                  (i) Any assets held in trust, custody or managed by the Seller for Excluded Clients; and

                  (j) the Excluded Receivables.

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

          2.3. Assumed Liabilities. Subject to the terms, provisions and conditions set forth herein, on the Closing Date, the Buyer shall assume and agree to pay, perform and discharge all liabilities and obligations of the Seller described below (the "Assumed Liabilities"), and from and after the Closing Date, the Buyer shall pay, perform and discharge the Assumed Liabilities as they become due. The Assumed Liabilities shall consist of the following:

          (a) Any and all liabilities and obligations of Seller under the Custody Service Agreements and the Contracts, in each case arising after the Closing; and

          (b) Any and all other liabilities and obligations relating to the Purchased Assets and arising after the Closing out of the operation of the Business or otherwise relating to or arising out of the operation of the Business from and after the Closing Date.

          2.4. Excluded Liabilities. Except as expressly set forth in Section
 2.3 above, the Buyer is not assuming or agreeing to pay, perform or discharge any liabilities or obligations of the Seller, including but not limited to any liabilities with respect to the Excluded Assets, the Excluded Business and the following liabilities (the "Excluded Liabilities"):

                  (a) Any and all liabilities and obligations under the Custody Service Agreements and the Contracts, in each case arising prior to the Closing Date;

                  (b) Any and all liabilities and obligations relating to the Purchased Assets and arising out of the operation of the Business prior to the Closing Date or otherwise relating to or arising out of the operation of the Business prior to the Closing Date;

                  (c) Except as provided in Section 8.4 hereof, any and all liabilities and obligations arising out of the employment and/or termination of employment of any employee of Seller or any of its Affiliates at any time;

                  (d) Except as provided in Section 8.4 hereof, any and all liabilities and obligations under, or with respect to, any employee benefit plan, program, contract or arrangement covering past or present employees of Seller or any of its Affiliates or the Business and/or their beneficiaries, including, without limitation, the Benefit Plans;

                  (e) Any and all liabilities and obligations relating to any claims, dispute or litigation asserted or threatened or governmental proceedings or investigation instituted or threatened, arising out of, or in connection with, any alleged violation or noncompliance by Seller of, or failure to perform, any obligations imposed upon Seller in its conduct of the Business under any statute, rule, regulation or ordinance of any nature whatsoever, including without limitation, those pertaining to protection of the environment, employee or occupational safety and health, wage and hour, civil rights, customs and export control and zoning, which alleged violation, noncompliance or failure to perform occurred or existed on or prior to the Closing Date, but only to the extent of such pre-existing violation, noncompliance or failure to perform;

                  (f) All liabilities and obligations for infringement or misappropriation arising from the use of the Intellectual Property by Seller or any of its customers on or prior to the Closing Date; and

                  (g) Except as set forth in Sections 3.7 and 3.8 hereof, any and all liabilities and obligations of Seller or any of its Affiliates for Taxes of any kind or nature, and with respect to the Business or the Purchased Assets, all liabilities of any kind or nature (including Taxes that arise out of the transactions contemplated by this Agreement) relating to Taxes attributable to any period ending prior to the Closing Date.

          2.5. Updated Schedules. The Seller shall update all of the Schedules attached to this Agreement to the extent necessary to reflect any non-material changes in the Purchased Assets occurring prior to the Closing in the ordinary course of business or any other changes in the Purchased Assets or the Excluded Assets as may be agreed upon in writing by the parties hereto. The Seller shall deliver to the Buyer such updated Schedules (the "Updated Schedules") on or prior to the Closing Date, and any such Updated Schedule as adjusted shall be deemed to be the definitive Schedule with regard to the information contained therein for all purposes of this Agreement, including, without limitation, the specification of the assets intended to be purchased and sold under the terms of this Agreement.

          3. Purchase Price and Proration.

          3.1. Purchase Price. In consideration of the transfer of the Purchased Assets by the Seller to the Buyer hereunder, the Buyer agrees to assume the Assumed Liabilities and to pay to the Seller an amount, subject to adjustment pursuant to Sections 3.4 and 7.4 hereof, equal to the sum of (a) Fifty Million Dollars ($50,000,000), plus (b) the aggregate total of Accrued Receivables as of the Closing Date as reflected on the books of Seller and as set forth on a schedule to be delivered by Seller to Buyer on the Closing Date (the "Schedule of Accrued Receivables" (collectively, (a) and (b) are hereinafter referred to as, the "Purchase Price").

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

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

          3.2. Deposit. Simultaneously herewith, and in consideration for the Seller's entering into this Agreement, the Buyer has paid to the Seller the sum of $1,000,000 (the "Deposit"), which Deposit shall be credited against the Closing Payment and the Purchase Price. In the event that this Agreement is terminated by Seller pursuant to Section 11(a)(iii) hereof, or, in the event that, on or after September 30, 1998, if all of the conditions to Closing set forth in Section 9 have been satisfied and Buyer shall have failed to consummate the Closing, other than by reason of the Buyer having failed to receive a Required Regulatory Approval, Seller shall be entitled to retain the Deposit provided that Seller is not in material breach of any representation, warranty, covenant or other agreement contained herein.

          3.3. Payment at Closing. On the Closing Date, Buyer shall pay to Seller by federal funds wire transfer to such account(s) as shall be identified by the Seller by written notice to the Buyer prior to the Closing Date, an amount (the "Closing Payment") equal to (a) the Purchase Price, less (b) $6,000,000 (the $6,000,000 hereinafter referred to as the "Deferred Amount").

          3.4. Contingent Payment.

                  (a) On the Closing Date, Seller shall deliver to Buyer a schedule (the "Preliminary Schedule of Seller Noninterest Income") setting forth (i) a list of*********************and (ii)***********************
 ****************************************************************************
 ***************************************************************************
 **********************************("Seller Noninterest Income"). On the  date which is ninety (90) days after the Closing Date, Seller shall deliver to Buyer an updated Schedule of Seller Noninterest Income (the "Final Schedule of Seller Noninterest Income") setting forth the amount of Seller Noninterest Income for ******************************************************. Seller represents and warrants to Buyer that the Final Schedule of Seller Noninterest Income to be delivered by Seller pursuant to this Section 3.4(a) will accurately reflect the *****************and Seller Noninterest Income*********************************
 *************************.

                  (b) On a date within ninety (90) days after the first anniversary of the Closing Date, Buyer shall deliver to Seller a schedule (the "Schedule of Buyer Noninterest Income") setting forth (i)**************
 **************************************************************************
 ******************************************************************************
 ***********************************************************("Buyer Noninterest
 Income") and (ii) Buyer's determination of the Retention Percentage. Buyer represents and warrants to Seller that the Schedule of Buyer Noninterest Income to be delivered by Buyer pursuant to this Section 3.4(b) will

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CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

accurately reflect********************and Buyer Noninterest Income********. ***********************************************. On the date which is five (5)
Business Days after delivery of the Schedule of Buyer Noninterest Income, Buyer shall pay to Seller, the Contingent Payment, plus interest on the Contingent Payment for each day from the Closing Date to the date of payment, such interest to be calculated at the effective federal funds rate. The Contingent Payment shall be determined in the following manner: If the Retention Percentage is greater than or equal to****, the Contingent Payment shall be $6,000,000. If the Retention Percentage is less than*****but greater than or equal to****, the Contingent Payment shall be the amount equal to the product of (x) the Deferred Amount, multiplied by (y) the Retention Percentage. If the Retention Percentage is less than****, there shall be no Contingent Payment; provided, however, that in the event Seller has made or is required to make a payment to Buyer pursuant to Section 7.4 hereof, for purposes of determining the Retention Percentage in accordance with this Section 3.4,********************************************
*******************************************************************************
**************************************.


          3.5. Proration of Income and Expenses. Except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the Closing and settled between Seller and Buyer on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled on the Closing Date as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date for any items of proration, the parties shall apportion the charges or receipts for such items on the basis of the charges or receipts for the most recent applicable period prior to the Closing, and the Seller and the Buyer shall promptly, and in any event within thirty (30) days after the Closing, readjust the apportionments in accordance with the charges or receipts for the first applicable period after the Closing.

          3.6. Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 3.6 to be mutually agreed upon by the parties hereto and to be made a part of this Agreement not less than ten
 (10) days prior to the Closing Date. Seller and Buyer shall adhere to the allocation of the Purchase Price for all purposes including any federal, foreign, state, country or local income Tax return filed by them subsequent to the Closing Date.

         3.7. Apportionment of Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Buyer and Seller based on the number of days of such taxable period that includes the operations of the Business on and after the Closing Date and the number of the days of such taxable period that includes the operations of the Business prior to the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the number of days of such taxable period that includes the operations of the Business prior to the Closing Date and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the number of days of such taxable period that includes the operations of the Business on and after the Closing Date. If one party receives any bill for an Apportioned Obligation, such party shall timely pay the amount owed and promptly deliver such bill to the other party together with the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. The other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount owed and the supporting evidence satisfying the requirements of the preceding sentence.

          3.8. Transfer Taxes. Subject to Section 3.7 hereof, all sales, transfer and other similar taxes payable in connection with the sale contemplated hereby other than income taxes and other similar taxes imposed upon the receipt of income by Seller shall be borne by the Buyer.

          3.9. Receivables. Buyer acknowledges that on or before the Closing Date, not all of the Receivables set forth on the Schedule of Accrued Receivables will be Actual Receivables and that, pursuant to the Transitional Services Agreements, Seller shall be responsible for invoicing to customers Receivables for the period prior to the Closing Date. Within ninety (90) days after the Closing Date, the Seller shall deliver to Buyer a schedule, together with such other documentation as Buyer shall reasonably request, setting forth the aggregate total of Actual Receivables for the period prior to the Closing Date. On the date which is five (5) days after delivery of such schedule (the "Reconciliation Date"), Buyer shall pay to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Reconciliation Date, the amount, if any, by which the Actual Receivables exceeds the Accrued Receivables or, in the event that the aggregate total of Accrued Receivables exceeds the aggregate total of Actual Receivables, Seller shall pay to Buyer, by wire transfer of immediately available funds to a bank account designated in writing by Buyer prior to the Reconciliation Date, the amount of such excess, if any.

          4. The Closing.

          4.1. Closing Time and Place. Subject to the provisions of Sections 9, 10 and 11 hereof, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 a.m. at the Boston, Massachusetts offices of Bingham Dana LLP, as soon as practicable, and in no event more than five (5) business days, after the date on which all of the conditions contained in Sections 9 and 10 hereof have been satisfied or waived or at such other place, day and time as the parties hereto may mutually agree in writing; provided, that the parties shall use reasonable efforts to cause the Closing to occur on or before September 30, 1998. The date on which the Closing hereunder occurs is sometimes referred to herein as the "Closing Date". Notwithstanding the first sentence of this Section 4.1, for all purposes of this Agreement, including, without limitation, the provisions of Sections 2 and 3 above, the consummation of the transactions contemplated by this Agreement and the corresponding effectiveness of the Closing shall be deemed to occur at 12:01 A.M. on the Closing Date.

         4.2. Seller Deliveries. On the Closing Date, Seller shall deliver to
Buyer:

                  (a) A bill of sale for the Purchased Assets in the form of
         Schedule 4.2(a) hereto (the "Bill of Sale");

                  (b) An assignment and assumption agreement with respect to the Assumed Liabilities in the form of Schedule 4.2(b) hereto (the "Assignment and Assumption Agreement");

                  (c) Transitional Services Agreement;

                  (d) The Officer's Certificate described in Section 9.3 hereof,

                  (e) the Preliminary Schedule of Seller Noninterest Income;

                  (f) the Updated AUA Schedule;

                  (g) the Updated Client Termination Schedule;

                  (h) the Updated Deposit Schedule;

                  (i) Legal opinions of Bingham Dana LLP and in-house counsel of Seller (which may be from the General Counsel or Assistant General Counsel of Seller) in form and substance reasonably satisfactory to Buyer and customary in transactions of the type contemplated by this Agreement; and

                  (j) Such other documents necessary to effect the transactions contemplated hereby as may be customary in transactions of this type and which the Buyer shall reasonably request.

          4.3. Buyer Deliveries. On the Closing Date, Buyer shall deliver to
Seller:

                  (a) The Assignment and Assumption Agreement;

                  (b) Transitional Services Agreement;

                  (c) The Officer's Certificate described in Section 10.3 hereof,

                  (d) A legal opinion of Testa, Hurwitz & Thibeault, LLP in form and substance reasonably satisfactory to Seller and customary in transactions of the type contemplated by this Agreement; and

                  (e) Such other documents necessary to effect the transactions contemplated hereby as may be customary in transactions of this type and which the Seller shall reasonably request.

         5. Representations and Warranties of the Seller. As of the date hereof and (except to the extent the following representations and warranties specifically relate to a prior date or period) as of the Closing Date, the Seller hereby represents and warrants to the Buyer as follows in this Section 5, which for all purposes shall be deemed to include the Schedules hereto:

         5.1. Organization, Etc. The Seller is a duly organized and validly existing national banking association, and has all requisite power and authority to own and operate the Purchased Assets, to carry on the Business as now conducted, to enter into this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

         5.2. Authority; Compliance with Other Instruments. The execution, delivery and performance by the Seller of this Agreement and each of the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of the Seller and will not result in any violation of or conflict with or constitute a default under (a) any term of the charter or by-laws or other constitutive documents of the Seller or (b) except for Required Regulatory Approvals and consents required to transfer the Custody Service Agreements and the Contracts, as set forth on Schedule 5.5 hereto, any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Seller, the Business or the Purchased Assets, or otherwise result in the creation of any Encumbrance upon any of the Purchased Assets, except for any such violation, conflict or default under clause (b) above or any such Encumbrance which shall not have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Seller and constitutes, and each Related Agreement to which the Seller is a party constitutes or, when executed and delivered by it, will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof and thereof, except as enforcement thereof may be limited by receivership, conservatorship, and supervisory powers of bank regulatory authorities generally as well as bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies.

         5.3. Title to Purchased Assets. The Seller is the lawful owner of all of the Purchased Assets, free and clear of any Encumbrance, except for such restrictions or encumbrances which do not materially and adversely effect the use of the Purchased Assets or which otherwise do not materially impair the value of the Purchased Assets, and, except for consents required to transfer the Custody Service Agreements and the Contracts, as set forth on Schedule 5.5 hereto, has the right to sell, convey, transfer, assign and deliver to Buyer all of the Purchased Assets. There are no filings under the Uniform Commercial Code or any similar statute in any jurisdiction showing the Seller as debtor which create or perfect or which purport to create or perfect any Encumbrance in or on any of the Purchased Assets. The Purchased Assets, together with the Excluded Assets, include all of the assets, properties or other rights which are used in, held for, or form a part of, the Business as presently conducted. Each of the Purchased Assets which consists of tangible personal property is fit for the purposes for which it was intended and is in good operating condition and repair, ordinary wear and tear excepted. All of the Purchased Assets are located at Seller's place of business in Canton, Massachusetts.

         5.4. Required Regulatory Approvals. Except as set forth on Schedule 5.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with or notice to, any governmental agency or authority is required for the execution and delivery of this Agreement by the Seller or for the consummation by the Seller of the transactions contemplated hereby. The Seller has no knowledge of any fact or circumstance relating to the Seller that is reasonably likely to materially impede or delay receipt of any Required Regulatory Approval.

         5.5. Third Party Consents. Except as set forth on Schedule 5.5 hereto, no consent, approval or authorization of, or notice to, any nongovernmental third party is required for the execution and delivery of this Agreement by the Seller or for the consummation by the Seller of the transactions contemplated hereby.

         5.6. Insurance. The Seller maintains insurance with respect to the Business and the Purchased Assets of the kinds, with respect to the risks, and in such amounts as are described on Schedule 5.6 hereto.

          5.7. Compliance with Laws. The Seller is, and after giving effect to the transactions contemplated hereby will be, in compliance with all laws, regulations, judgments, orders and decrees applicable to the Business and the Purchased Assets, except for such violations of law that singly or in the aggregate would not have a Material Adverse Effect.

         5.8. Litigation. Except as set forth on Schedule 5.8 hereto, no civil, criminal or administrative action, hearing, proceeding, suit, demand, claim (including employee or employment claims) or investigation is as of the date of this Agreement pending or, to the knowledge of the Seller, threatened, against the Seller or any of its directors or officers which questions the validity of this Agreement or challenges any of the transactions contemplated hereby or otherwise relates to the Business or any of the Purchased Assets or Assumed Liabilities, except for any such action, hearing, proceeding, suit, demand, claim or investigation that singly or in the aggregate would not have a Material Adverse Effect.

         5.9. Certain Contracts.

                  (a) Each of the Personal Property Leases and Miscellaneous Contracts (the "Contracts") is a valid, binding and enforceable obligation of the Seller and, to the knowledge of the Seller, of the other party or parties thereto, except as enforcement thereof may be limited by receivership, conservatorship, and supervisory powers of bank regulatory authorities generally, where applicable, as well as bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies, and each Contract is in full force and effect.

                  (b) Except as set forth on Schedule 5.9(b), neither the Seller nor, to the knowledge of the Seller, the other party or parties to any Contract, is in breach of any term of any Contract, and no event has occurred or failed to occur which event or failure would, with the passage of time or the giving of notice or both, be a breach of any term of any Contract, except in any such case for any breaches that singly or in the aggregate would not have a Material Adverse Effect.

         5.10. Custody Service Agreements.

                  (a) Schedule 2.1(c) hereto sets forth a list of the customers of the Business who generated revenue of $4,000 or more during 1997. Each of such customers is a party to a Custody Service Agreement that is a valid, binding and enforceable obligation of the Seller and, to the knowledge of the Seller, of the other party or parties thereto, except as enforcement thereof may be limited by receivership, conservatorship, and supervisory powers of bank regulatory authorities generally, where applicable, as well as bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies, and each Custody Service Agreement is in full force and effect.

                  (b) Except as set forth on Schedule 5.10(b), neither the Seller nor, to the knowledge of the Seller, the other party or parties to any Custody Service Agreement, is in breach of any term of any Custody Service Agreement, and no event has occurred or failed to occur which event or failure would, with the passage of time or the giving of notice or both, be a breach of any term of any Custody Service Agreement, except in any such case for any breaches that singly or in the aggregate would not have a Material Adverse Effect.

          5.11. Employees, Benefit Plans. The Seller has made available to the Buyer a list of all employees of the Business (the "Employees"), showing for each the position held as of the date hereof, the date of hire, the regular work schedule, and current salary. None of the Employees is covered by any collective bargaining or similar agreement. There is no strike or other labor dispute pending or, to the knowledge of the Seller, threatened, against the Seller which would have a Material Adverse Effect on the Seller or the Buyer. Seller has previously provided to Buyer a list of all of Seller's employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including all pension, retirement, profit-sharing, and employee stock ownership plans, all employee welfare benefit plans within the meaning of Section 3(l) of ERISA, including all vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and all deferred compensation, bonus, stock option, stock purchase and incentive plans or other arrangements whether written or oral, in each case, pertaining to the Employees (collectively, the "Benefit Plans"). All of Seller's Benefit Plans are in material compliance with applicable laws and regulations and, to the extent any such plans are intended to be tax-qualified, such plans are so qualified. Seller agrees that it will timely provide such notices and certificates to the Transferred Employees as may be required by Sections 4980B and 9801 of the Internal Revenue Code of 1986, and the Treasury Regulations thereunder.

          5.12. Broker Agreements. Except as set forth on Schedule 5.12 hereto, neither the Seller nor any Affiliate of the Seller has employed or is subject to any valid claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to any commission or broker's or finder's fee in connection with the transactions contemplated hereby.

         5.13. Receivables. Each of the Receivables represents a claim for payment for the bona fide performance of services by Seller, arose in the ordinary course of Business, and is and will be paid in full not later than 120 days after the date such Receivables are invoiced to the respective customer. To the knowledge of the Seller, the Receivables are not subject to customer or other claims, offsets or adjustments and represent the legal, valid and binding obligations of such customers, enforceable against such customers in accordance with the terms of the applicable Custody Service Agreement, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies.

         5.14. Intentionally Omitted.

         5.15. Customers. Schedule 5.15(i) attached hereto sets forth a complete and accurate list (the "Schedule of 1997 Noninterest Income") of all customer accounts of the Business as of December 31, 1997, together with the noninterest income generated by Seller from such customers for the twelve (12) month period ended December 31, 1997. The Preliminary Schedule of Seller Noninterest Income to be delivered at Closing pursuant to Section 3.4(a) hereto will accurately reflect the accounts of the Original Clients and Seller Noninterest Income as of the last day of a month not more than ninety days prior to the Closing Date.
Schedule 5.15(ii) attached hereto sets forth a complete and accurate list, by customer account, of the amount of assets under administration of the Business (the "AUA Schedule"), as of May 31, 1998. The AUA Schedule to be delivered at Closing pursuant to Section 4.2(f) hereof will accurately reflect a list, by customer account, of the amount of assets under administration of the Business as of the month end prior to Closing (the "Updated AUA Schedule"). Schedule 5.15(iii) attached hereto sets forth, as of June 30, 1998, a list (the "Client Termination Schedule ") of those customers of the Business, whose average annual revenues exceeded $5,000, who have terminated or given written notice of termination to Seller, after December 31, 1997 and through and including June 30, 1998, of the applicable Custody Service Agreement between Seller and such customer. The update to the Client Termination Schedule to be delivered at Closing pursuant to Section 4.2(g) hereof will accurately reflect a list of those customers of the Business, whose average annual revenues exceeded $5,000, who have terminated or given written notice of termination to Seller as of the month end prior to Closing, of the applicable Custody Service Agreement between Seller and such customer (the "Updated Client Termination Schedule "). To the Seller's knowledge, which for purposes of this sentence shall be limited to the actual knowledge of those individuals set forth on Schedule 5.17(b) hereto, except as set forth on Schedule 5.15(iii) hereto, no customer of the Business whose average annual revenues exceeded $5,000 has provided notice of termination of such customer's Custody Service Agreement to Seller. Schedule 5.15(iv) attached hereto accurately reflects the average amount of deposits (the "Deposit Schedule ") held by Seller on behalf of customers of the Business, for the periods set forth thereon. The Deposit Schedule to be delivered at Closing pursuant to Section 4.2(h) hereof will accurately reflect the average amount of deposits held by Seller on behalf of customers of the Business, for the month end prior to Closing (the "Update Deposit Schedule").

         5.16. Taxes. Except as set forth in Schedule 5.16, with respect to the six taxable years ending December 31, 1997, no governmental authority has challenged in any audit, suit, proceeding, claim or examination the federal or state income Tax treatment of the Purchased Assets or the results of operation of the Business, and no audit, suit, proceeding, claim or examination of the federal or state income Tax treatment of the Purchased Assets or the results of operation of the Business is pending or, to the knowledge of Seller, threatened.

         5.17. Absence of Other Warranties. Except as and to the extent of the representations and warranties expressly set forth in Article 5 of this Agreement, the Seller (a) makes no representations or warranties whatsoever in connection with the transactions contemplated hereby, and (b) disclaims any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to the Buyer in connection with the transactions contemplated hereby (including without limitation, any opinion, information, projection, statement or advice which may have been provided to the Buyer by any employee, officer, agent, stockholder or other representative of the Seller in connection with the transactions contemplated hereby).

         For purposes of this Agreement, the term "knowledge of the Seller" or similar qualifiers shall be limited to the actual knowledge of any of those officers and employees of Seller listed on Schedule 5.17(a) hereto.

         6. Representations and Warranties of the Buyer.

         As of the date hereof and (except to the extent the following representations and warranties specifically relate to a prior date or period) as of the Closing Date, the Buyer hereby represents and warrants to the Seller as follows in this Section 6, which for all purposes shall be deemed to include the Schedules hereto:

         6.1. Organization, Etc. The Buyer is a duly organized and validly existing Massachusetts trust company and has all requisite power and authority to enter into this Agreement and the Related Agreements to which it is a party, and to perform its obligations hereunder and thereunder.

          6.2. Authority; Compliance with Other Instruments. The execution, delivery and performance by the Buyer of this Agreement and each of the Related Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Buyer and will not result in any violation of or conflict with or constitute a default under (a) any term of the charter or by-laws or other constitutive documents of the Buyer or (b) except for Required Regulatory Approvals, any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Buyer or otherwise result in the creation of any Encumbrance upon any of the properties or assets of the Buyer, except for any such violation, conflict or default under clause (b) above or any such Encumbrance which shall not have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each Related Agreement to which the Buyer is a party constitutes or, when executed and delivered by it, will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms hereof and thereof except as enforcement thereof may be limited by receivership, conservatorship, and supervisory powers of bank regulatory authorities generally as well as bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies.

          6.3 Required Regulatory Approvals. Except as set forth on Schedule 6.3 hereto, no consent, approval or authorization of, or registration, qualification or filing with or notice to any government agency or authority is required for the execution and delivery of this Agreement by the Buyer or for the consummation by the Buyer of the transactions contemplated hereby. The Buyer has no knowledge of any fact or circumstance relating to the Buyer that is reasonably likely to materially impede or delay receipt of any Required Regulatory Approval. As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis, Buyer will (i) remain "adequately capitalized", as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Buyer.

         6.4. Third Party Consents. Except as set forth on Schedule 6.4 hereto, no consent, approval or authorization of, or notice to, any nongovernmental third party is required for the execution and delivery of this Agreement by the Buyer or for the consummation by the Buyer of the transactions contemplated hereby.

          6.5. Compliance with Laws. The Buyer is in compliance with all federal and state laws applicable to its institutional trust and custody business; and, after giving effect to the transactions contemplated hereby, the Buyer will be in compliance with all federal and state laws applicable to its institutional trust and custody business and the Business, except for such violations of law that singly or in the aggregate would not have a Material Adverse Effect.

          6.6. Litigation, Etc. Except as set forth on Schedule 6.6 hereto, no civil, criminal or administrative action, suit, demand, claim (including employee or employment claims), hearing, proceeding or investigation is as of the date of this Agreement pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its directors or officers which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, except for any action, suit, demand, claim, hearing, proceeding or investigation that singly or in the aggregate would not have a Material Adverse Effect.

          6.7. Financing. The Buyer has available to it sources of capital and financing sufficient to fulfill its obligations under this Agreement and to consummate all of the transactions contemplated hereby and Buyer's ability to pay the Purchase Price hereunder is not contingent on raising any equity capital, obtaining specific financing therefor or the consent of any lender.

          6.8. Broker Agreements. Except as set forth on Schedule 6.8 hereto, neither the Buyer nor any Affiliate of the Buyer has employed or is subject to any valid claim of any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would be entitled to any commission or broker's or finder's fee in connection with the transactions contemplated hereby.

         6.9. Absence of Other Warranties. Except as and to the extent of the representations and warranties expressly set forth in Article 6 of this Agreement, the Buyer (a) makes no representations or warranties whatsoever in connection with the transactions contemplated hereby and (b) disclaims any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to the Seller in connection with the transactions contemplated hereby (including without limitation, any opinion, information, projection, statement or advice which may have been provided to the Seller by any employee, officer, agent, stockholder or other representative of the Buyer in connection with the transactions contemplated hereby).

          For purposes of this Agreement, the term "Knowledge of the Buyer" or similar qualifiers shall be limited to the actual knowledge of any of those officers and employees of Buyer listed on Schedule 6.9 hereto.

          7. Covenants of the Seller. The Seller hereby covenants and agrees that, from and after the date hereof, except as otherwise specifically consented to or approved by the Buyer in writing:

          7.1. Reasonable Efforts. The Seller will use reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms and conditions hereof as promptly as practicable after the date hereof

          7.2. Cooperation. The Seller agrees to cooperate in good faith with the Buyer and to use reasonable efforts to obtain all consents, including Required Regulatory Approvals and all third-party consents, including any approval or consent of the Board of Trustees of the 1784 Funds, required in order to consummate the transactions contemplated hereby.

         7.3. Conduct of the Business. The Seller shall:

                  (a) conduct the Business only in the ordinary course consistent with past practices;

                  (b) use reasonable efforts to preserve the Business and to keep available the services of the Employees;

                  (c) maintain the books of account and records of the Business in the ordinary course consistent with past practices;

                  (d) maintain the insurance on the Business in place on the date hereof,

                  (e) not increase the salaries or wages of any Employee or any bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing or similar benefit of the Employees, except, other than with respect to those Employees listed on Schedule 7.3(e) hereof, in the ordinary course consistent with past practices (including annual salary increases in the ordinary course);

                  (f) not terminate any existing Custody Service Agreement (other than by expiration in accordance with its terms) or materially amend or modify any

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         such agreement, other than in the ordinary course consistent with past practices; and

                  (g) not sell or transfer any Purchased Asset or Assumed Liability except in the ordinary course consistent with past practices.

         7.4.***********. In the event that, on or before the Closing Date, the ********************************** has voted not to consent to the transactions contemplated hereby and to terminate the Custody Service Agreement between Seller and the***********, the Closing Payment and the Purchase Price shall be reduced by the sum of***********. If, however, as of the Closing Date, the****** ***************************** has (a) not held a meeting to consider consenting to the transactions contemplated hereby, or (b) not voted to refuse to consent to the transactions contemplated hereby and to terminate the Custody Service Agreement between Seller and the***********, the Closing Payment shall not be reduced and Buyer shall assist Seller in providing the services required to be provided by Seller to the*********** under such Custody Service Agreement; provided, further, that, if, as of December 31, 1998, the************shall still not have consented to the transactions contemplated hereby, but the Custody Service Agreement shall not have been terminated by the ******, Seller shall pay to Buyer the sum of***********, to such account as Buyer shall designate in writing prior to such payment, plus interest on the payment for each day from the Closing Date to the date of payment, such interest to be calculated at the effective federal funds rate. In the event that, during the two year period after the Closing Date, the************shall terminate the Custody Service Agreement between the Buyer and the************(other than for a No Damage Termination Event, which shall not include a change-of-control of Buyer, in each case as defined in the Custody Service Agreement), Seller shall pay to Buyer the sum of************to such account as Buyer shall designate in writing prior to such termination, plus interest on the payment for each day from the Closing Date to the date of payment, such interest to be calculated at the effective federal funds rate. If such termination occurs more than two years after the Closing Date, but less than five years, Seller shall pay to Buyer an amount equal to the product of (x)************multiplied by (y) a fraction, the numerator of which shall be the number of months' remaining before the expiration of five years from the Closing Date, and the denominator of which shall be thirty-six.

         7.5. Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller shall not take any action to, and shall cause its Affiliates not to take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person or entity other than Buyer, its Affiliates and their representatives concerning any sale of the Purchased Assets or the Business (other than in connection with the sale of all or substantially all of the assets of the Seller or its parent company or in connection with any merger or consolidation of Seller or its parent company with any third party). Seller will promptly communicate to Buyer the terms of any proposal of inquiry that it or any of its Affiliates may receive in respect of any such transaction or of any such negotiations or discussions being sought to be initiated with Seller or any of its Affiliates and, if known, the identity of the third party initiating any such proposal, inquiry, discussion or negotiation.

          7.6. Customer Retention. Seller shall use reasonable efforts to assist Buyer in retaining customers of the Business during the transactions contemplated hereby and the subsequent transfer of customer assets to Buyer. Such efforts shall include appropriate contact as Buyer shall reasonably request from time to time with customers by senior executives of Seller who have personal or professional relationships with such customers.

          7.7. Sunguard License. Seller shall use reasonable efforts to assist the Buyer in entering into a software license agreement on or after the Closing Date with Sunguard with respect to its PERA system.

         7.8. Taxes.

                  (a) Subject to Sections 3.7 and 3.8, the Seller shall timely pay (i) all Taxes which arise from, with respect to, or otherwise relate to the Purchased Assets and are incurred in or attributable to the operation of the Business for any Tax period (or portion thereof) that ends prior to the Closing Date, and (ii) all Taxes which arise from the transactions contemplated by this Agreement, in each case the nonpayment of which would result in an Encumbrance on the Purchased Assets or would result in Buyer becoming liable thereof.

                  (b) The Seller agrees to furnish or cause to be furnished to Buyer, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. The Seller shall cooperate with Buyer in the conduct of any audit or other proceeding related to Taxes involving the Business.

         7.9 License of Donor Accounting Software. Seller grants to Buyer, effective as of the Closing Date, a perpetual, irrevocable, nonexclusive, royalty-free, unrestricted right and license to use, reproduce, prepare derivative works of, modify, distribute, make, sell, sublicense, import, and export Seller's computer program entitled "Donor Accounting" (the "Licensed Software"). Buyer shall have the right to assign, sublicense or transfer such license rights to third parties. On the Closing Date, Seller shall provide to Buyer a copy of the most current version of the Licensed Software on a commonly used magnetic media together with the most current version of the source code and documentation relating to such Licensed Software. Buyer acknowledges that Seller shall not provide any maintenance or support services in connection with the Licensed Software. THE LICENSED SOFTWARE, AND ALL RELATED SOURCE CODE AND DOCUMENTATION SHALL BE PROVIDED TO BUYER "AS IS", WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, USE FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT; OR ANY IMPLIED WARRANTIES ARISING OUT OF USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE.

          8. Covenants of the Buyer. The Buyer hereby covenants and agrees that, from and after the date hereof until the Closing and, with respect to Section
 8.4 below, after the Closing, except as otherwise specifically consented to or approved by the Seller in writing:

          8.1. Reasonable Efforts. The Buyer will use reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms and conditions hereof as promptly as practicable after the date hereof

          8.2. Cooperation. The Buyer agrees to cooperate in good faith with the Seller and to use reasonable efforts to obtain all consents, including all third party consents, required to be obtained in order to consummate the transactions contemplated hereby, including, without limitation, making itself available for presentations to customers of the Seller, including but not limited to, presentations to the Board of Trustees of the 1784 Funds, and providing information reasonably requested by the Seller or such customers of the Seller.

         8.3. Regulatory Approvals and Capitalization. Buyer will use its best efforts to obtain as expeditiously as possible the Required Regulatory Approvals and will use its best efforts to prepare and file within thirty (30) days after the execution of this Agreement all necessary applications of Buyer for Required Regulatory Approvals. Buyer will supply to Seller in advance copies of all proposed regulatory applications and filings and will use reasonable efforts to reflect any comments of Seller in such applications and filings. From the date hereof through, and including, the Closing Date and consummation of the transactions contemplated hereby, Buyer will (i) remain "adequately capitalized" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Buyer.

         8.4. Employees and Benefits.

                  (a) Employment. At least ten (10) business days prior to the Closing Date, but conditioned upon the Closing, the Buyer shall offer employment to all of the Employees listed on Schedule 8.4(a) hereto (the "Offered Employees"). Such offered employment shall be effective
         (a) for the employees listed on Schedule 8.4(b) attached hereto (the "Conversion Team") on a date agreed to by the parties within a reasonable period after the date on which the conversion of the Business to a SEI Trust 3000 system is completed and (b) for the employees listed on Schedule 8.4(c) attached hereto (the "Outsourcing Team") on a date agreed to by the parties within a reasonable period after the date on which the outsourcing of asset management functions is completed (collectively, the "Transfer Dates ") and (c) for all other Offered Employees on the Closing Date. Such offered employment, with respect to each Offered Employee, shall (i) be at least at the same salary and at substantially the same level and hours of work as the last employment of such Offered Employee by the Seller, (ii) require a substantially similar skill set and background, (iii) be in Boston, Massachusetts or within a thirty mile radius of the location where such Offered Employee is last employed by the Seller and (iv) be at a work schedule substantially similar to the last work schedule of the Offered Employee with the Seller. The Buyer shall communicate the offers of employment to the Offered Employees in writing. The Buyer shall be responsible for advising Offered Employees of the details of employment and answering any questions relating thereto, but the Seller shall cooperate in this regard to the extent that the Buyer may reasonably request. As of the Closing Date, all of the Offered Employees who have accepted the Buyer's offer of employment (the "Transferred Employees") other than the Conversion Team and the Outsourcing Team will become employees of the Buyer. The members of the Conversion Team and the Outsourcing Team shall become Transferred Employees on their respective Transfer Dates. Nothing herein shall be deemed to create an obligation on the part of the Buyer to employ any Employee, including any Offered Employee or any Transferred Employee, for any specific term after the Closing Date. The Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Transferred Employees to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act and related regulations (the "WARN Act") if such employment loss could create any liability for the Seller, unless the Buyer delivers notices under the WARN Act in such a manner and at such time that the Seller bears no liability with respect thereto.

                  (b) Benefits After the Closing Date. Upon the date of hire, Transferred Employees shall be eligible to participate in Buyer's then current employee benefit program (the "Benefits Program"). The Buyer will waive any exclusion for an existing condition that was not excluded, with respect to any Transferred Employee on the Transfer Date, under Seller's Benefit Plans and any waiting period under any health plan so maintained and will treat the service of Employees with the Seller as service rendered to the Buyer for purposes of eligibility to participate and vesting and for other appropriate benefits, but not for benefit accrual, under any pension benefit plan or welfare benefit plan of the Buyer, other than the "Investors Bank & Trust Pension Plan and Trust" so long as such plan shall remain frozen. Without limiting the generality of the foregoing, the Buyer agrees that, if the employment by the Buyer of any Transferred Employee is terminated by the Buyer for any reason other than for cause during the twelve-month period immediately following the Closing Date or later Transfer Date, the Buyer shall make available to that Transferred Employee either the separation benefits the Transferred Employee would have been entitled to receive from the Seller if that Transferred Employee were terminated by the Seller immediately prior to the Closing Date or later Transfer Date (under the Seller's Separation Plan, but not including the Transitional Assistance Plan) or the separation benefits offered by the Buyer to its employees generally at the time of termination, whichever benefits are most favorable to the Transferred Employee. Buyer shall provide to any Transferred Employee terminated by Buyer reasonable employment outplacement assistance.

                  (c) Benefits Before the Closing Date. The Seller will administer in accordance with the terms thereof its pension benefit plans, welfare benefit plans and pay practices with respect to service with the Seller, and no service will be recognized thereunder for Transferred Employees after the Closing Date or later Transfer Date. The Buyer will permit Transferred Employees to make direct rollovers from the Seller's Thrift-Incentive Plan to its 401(k) Plan.

         8.5. Taxes. The Buyer agrees to furnish or cause to be furnished to Seller, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. The Buyer shall cooperate with Seller in the conduct of any audit or other proceeding related to Taxes involving the Business.

          8.6. Buyer Integration Plan. Within thirty (30) days after the date hereof, the Buyer shall deliver to Seller, Buyer's proposed plan with respect to the integration and transition of the Business and the Purchased Assets from the Seller to the Buyer, including without limitation, Buyer's plans with respect to the conversion of the Business from the Seller's data processing and computer systems to the Buyer's data processing and computer systems and the interface between employees of Seller and Transferred Employees and other employees of Buyer during and after the conversion periods referred to in the Transitional Services Agreements, which plan shall provide for a smooth and orderly transition of the Business from the Seller to the Buyer in a manner designed to minimize disruption to Customers of the Business. Seller shall use reasonable efforts to cooperate with Buyer in the development of such an integration plan.

         9. Conditions Precedent to the Buyer's Obligations. The obligation of the Buyer to consummate the Closing under this Agreement shall be subject to the satisfaction, prior to or at the Closing, of each of the following conditions:

         9.1. Representations and Warranties True at Closing Date.

         Except as otherwise permitted or contemplated by this Agreement, the representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though newly made at and as of the Closing Date (except to the extent that such representations and warranties specifically relate to a prior date or period, in which case such representations and warranties shall continue to be true as of the respective dates thereof and for the respective periods covered thereby).

         9.2. Seller's Performance. Each of the obligations of the Seller to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects on or before the Closing Date.

         9.3. Officer's Certificate. The Seller shall have delivered to the Buyer a certificate dated as of the Closing Date signed by an appropriate officer of the Seller certifying the satisfaction of the conditions set forth in Sections 9.1, 9.2, 9.4 and 9.6 hereof.

         9.4. Required Regulatory Approvals. All Required Regulatory Approvals shall have been obtained and shall be in full force and effect on the Closing Date.

         9.5. Delivery of Seller Deliverables. Seller shall have delivered to Buyer all of the items set forth in Section 4.2 hereof.

         9.6. Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of the Business which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Business.

         10. Conditions Precedent to the Seller's Obligations. The obligation of the Seller to consummate the Closing under this Agreement shall be subject to the satisfaction, prior to or at the Closing, of each of the following conditions:

         10.1. Representations and Warranties True at Closing Date. Except as otherwise permitted or contemplated by this Agreement, the representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though newly made at and as of the Closing Date (except to the extent that such representations and warranties specifically relate to a prior date or period, in which case such representations and warranties shall continue to be true as of the respective dates thereof and for the respective periods covered thereby).

         10.2. Buyer's Performance. Each of the obligations of Buyer to be performed or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects on or before the Closing Date.

         10.3. Officer's Certificate. The Buyer shall have delivered to the Seller a certificate dated as of the Closing Date signed by an appropriate officer of the Buyer certifying the satisfaction of the conditions set forth in Sections 10.1, 10.2, 10.4 and 10.6 hereof.

         10.4. Required Regulatory Approvals. All Required Regulatory Approvals shall have been obtained and shall be in full force and effect on the Closing Date.

         10.5. Delivery of Buyer Deliverables. Buyer shall have delivered to Seller all of the items set forth in Section 4.3 hereof.


         10.6. Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of Buyer which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

         11. Termination.

                  (a) This Agreement may be terminated at any time prior to the
         Closing:

                           (i) by mutual written consent of the Seller and the
                  Buyer;

                           (ii) by the Buyer or the Seller (A) thirty (30) days
                  after the date on which any request or application for a required regulatory approval, authorization, consent or order from any federal or state banking or other regulatory authority or agency necessary for the consummation of the transactions contemplated hereby and so identified on either
                  Schedule 5.4 hereto or Schedule 6.3 hereto (the "Required Regulatory Approvals") shall have been denied, unless within the thirty (30) day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency; provided, however, that no party shall have the right to terminate this Agreement pursuant to this clause (A) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (B) if any federal or state banking or other regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order, injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby and the time for appeal or petition for reconsideration of such order, injunction, restraint or prohibition shall have expired without such appeal or petition being granted or such order, injunction, restraint or prohibition shall otherwise have become final and non-appealable;

                           (iii) by the Buyer or the Seller (provided that the
                  terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material



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                  breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach is not cured after forty-five (45) days written notice thereof is given to the party committing such breach; or

                           (iv) by the Seller or the Buyer if the Closing shall
                  not have occurred on or prior to December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement hereunder to perform or observe in any material respect the covenants and agreements of such party set forth in this Agreement.

                  (b) In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 11(a) above, this Agreement shall forthwith become null and void (other than Sections 3.2, 11(b), 13.8, 13.9 and 13.19 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of Seller or Buyer or their respective officers or directors to the other, except (i) any liability of Seller and Buyer under said Sections 3.2, 11(b), 13.8, 13.9 and 13.19 and (ii) in the event of a willful breach by either party of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the nonbreaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder, whether sustained or incurred prior to or after the date of such breach.

          12. Indemnification, Etc.

          12.1 Survival of Representations, Warranties and Covenants. Except as otherwise specifically provided in this Agreement, (i) the representations and warranties contained in Sections 5.3 and 5.13 hereof shall survive the Closing indefinitely and (ii) all other representations, warranties and covenants or other agreements contained in this Agreement shall survive the Closing for a period of*********************, except as to any claim for which written notice shall have been given prior to such date.

          12.2. Indemnification.

                  (a) Seller agrees to indemnify and hold Buyer, and its Affiliates, employees, officers, directors, controlling persons, successors and assigns, harmless from and with respect to any and all Damages resulting from or arising directly or indirectly out of (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach by Seller of any covenant, obligation or undertaking made by Seller in this Agreement, (iii) any liabilities of Seller relating to the Benefit Plans or (iv) the Excluded Assets and the Excluded Liabilities.

                  (b) Buyer agrees to indemnify and hold Seller, and its Affiliates, employees, officers, directors, controlling persons, successors and assigns, harmless from and with respect to any and all Damages resulting from or arising directly or indirectly out of (i) any breach of any representation or warranty made



                                       32
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         by Buyer in this Agreement, (ii) any breach by Buyer of any covenant, obligation or undertaking made by Buyer in this Agreement or (iii) the Purchased Assets or the Assumed Liabilities.


         12.3. Claims.

                  (a) In case any claim shall be made or any action shall be brought with respect to a matter referred to in Section 12.1 hereof, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party liable therefor hereunder (the "Indemnifying Part") in writing, setting forth the particulars of such claim or action. The Indemnifying Party shall have the right to elect to assume the defense of such claim or action, including, without limitation, employing counsel selected by it; provided, however, that the Indemnified Party shall be entitled to participate in any such claim or action with counsel of its own choice at the expense of the Indemnifying Party if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnifying Party's counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which were different from or in addition to those available to the Indemnifying Party. If the Indemnifying Party shall not have elected to assume the defense of a claim or action within a reasonable time after receiving notice of commencement of any such claim or action, then the Indemnified Party may take actions separately in its own defense and employ counsel reasonably satisfactory to the Indemnifying Party in its own defense and all legal and other expenses, including, without limitation, the reasonable fees and expenses of such counsel, incurred by the Indemnified Party in such defense shall be borne by the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnified Party shall not settle or compromise any claim the defense of which has been assumed by the Indemnifying Party.

                  (b) Notwithstanding any other provision of this Agreement, no claim for indemnification shall be made pursuant to Section 12.2 hereof
         (i) for breach of any representation or warranty, other than the representations and warranties set forth in Sections 5.3 and 5.13 hereof, more than*********************after the Closing Date, or (ii) for failure to perform any covenant, obligation or other undertaking set forth herein more than**********************after the later of the Closing Date or the date on which such covenant, obligation or other undertaking was required to be performed.

                  (c) If an Indemnified Party receives any payment from any third party (including any insurer) as compensation for any claim by the Indemnified Party after the Indemnifying Party has made any payment under Section 12.2 above to the Indemnified Party on account of such claim, then the Indemnified Party shall promptly pay the dollar amount of all such prior indemnification payments to the Indemnifying Party, without demand or notice of any kind made by the Indemnifying Party, to the extent of all such third party payments received by the Indemnified Party.

                  (d) The Indemnified Party shall use reasonable efforts to mitigate any Damages incurred in connection with any matter subject to indemnification, including, without limitation, by making claims against third parties and filing claims with its third party insurers. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of any matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

                  (e) For purposes of this Section 12 only, the existence of a breach of a representation or warranty in this Agreement and the calculation of Damages arising out of a breach of any representation or warranty in this Agreement shall be determined without giving effect to any exception or qualification of such representation or warranty as to the materiality of the breach thereof or the Material Adverse Effect on any Person of such breach.

                  12.4. Damages. As used in this Section 12, the term "Damages" means any and all losses, claims, damages, liabilities, obligations, judgments, settlements, awards and reasonable out-of-pocket costs, expenses and attorneys' fees and penalties and interest, if any, but shall not include any such amounts for which the Indemnified Party receives payment from a third party (including insurers) and shall be net of any associated Tax benefit. For purposes of this Section 12.4, "associated Tax benefit" means the discounted present value of the cumulative reduction in Taxes enjoyed by an Indemnified Party or any Affiliate of the Indemnified Party in any taxable year or years as a result of the Tax treatment of the Damages, such reduction to be reduced (but not below zero) by any incremental Taxes paid by the indemnified party (or any such affiliate) by reason of the inclusion of the indemnification payment in income. The amount of any associated Tax benefit shall be deducted from an indemnifying payment when

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         such payment is otherwise to be made, and shall be computed by the
         Indemnifying Party on such reasonable assumptions as it may select. Each indemnification payment from which an associated Tax benefit has been deducted shall be accompanied by a computation of such benefit sufficient in detail to enable the Indemnified Party to assess the basis of the computation. If the Indemnified Party disagrees with the Indemnifying Party's computation, it shall provide the Indemnifying Party with its computation and sufficient information to enable the Indemnifying Party to assess its computation, and the parties shall thereafter work together in good faith to resolve the matter and develop a framework for future adjustments. In all cases, the Indemnifying Party shall reimburse the Indemnified Party for any reduction in Tax benefit (but not in an amount in excess of the Tax benefit as originally determined), including without limitation reductions as a result of an audit by taxing authorities. Such reimbursement shall be increased for any interest incurred by the Indemnified Party by reason of an adjustment following such an audit and any penalties incurred by the Indemnified Party as a result of positions forming the basis for the computation of the associated Tax benefit; provided, that the Indemnified Party shall give the Indemnifying Party prompt notice of any such audit adjustments or proposed audit adjustments; and provided, further, that the Indemnifying Party shall have the right to defend or compromise such audit adjustments but in no event shall the Indemnifying Party settle or compromise such audit adjustment without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. A request for reimbursement may be made by the Indemnified Party and notwithstanding any other provision of this Agreement to the contrary, the obligation of the Indemnifying Party to make such reimbursement shall survive the Closing Date until thirty
         (30) years after the Closing Date. Any payment (including insurance proceeds) received by the Indemnified Party with respect to any matter that has been the subject of any prior indemnification payment(s) by the Indemnifying Party shall be promptly remitted (net of collection expenses) to the Indemnifying Party up to the aggregate amount of such prior indemnification payment(s).

          12.5. Maximum Indemnification/Threshold. Notwithstanding any other provision of this Agreement to the contrary (a) the maximum aggregate liability of Seller to Buyer under Section 12.2(a) or Buyer to Seller under Section 12.2(b) shall be an amount equal to********************************************
****************************and (b) except for a claim for breach of the representations and warranties set forth in Section 5.13 hereof, no Indemnified Party shall be entitled to any indemnification under Sections 12.2 (a)(i) or
(ii) or 12.2(b)(i) or (ii) unless,*******************************************
***********************************************.

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          12.6. Exclusive Remedy; Damage Limitations. Except as otherwise provided in Section 11(b) above and except for actions for specific performance or injunctive relief, the parties hereto acknowledge and agree that the indemnification rights and remedies available to each party under this Section 12 shall be the sole and exclusive rights and remedies of the parties hereto with respect to any Damages arising out of or relating in any way to (a) any breach of this Agreement, (b) the acquisition of the Business by the Buyer or
(c) the consummation of the transactions contemplated hereby (collectively, the "Subject Damages"), including, without limitation, any claims, rights or remedies for negligent misrepresentation. Without limiting the generality of the foregoing, except as specifically authorized by this Section 12.6, the parties hereto hereby waive, release and disclaim any claims, rights or remedies arising in tort, by statute or otherwise with respect to the Subject Damages. In no event shall any party hereto be entitled to recover from the other party in respect of any incidental, consequential, exemplary, special or punitive damages, and for all purposes of this Agreement, the term "Damages" shall be deemed not to include any such damages.

         12.7. Noncompetition and Nonsolicitation. During the period beginning on the Closing Date and ending on the*******************thereof, neither the Seller nor any of its Affiliates shall engage in the Institutional Trust and Custody Business. During the period beginning on the Closing Date and ending on the*******************thereof, neither the Seller nor any of its Affiliates shall solicit any customers of the Business set forth on the Schedule of 1997 Noninterest Income, the Preliminary Schedule of Noninterest Income or Final Schedule of Noninterest Income, in each case, for the provision of Institutional Trust and Custody Business services. Notwithstanding the foregoing, however, the agreement of the Seller not to engage in the Institutional Trust and Custody Business in the United States for a period of **************after the Closing Date shall not apply to (a) any institution that acquires the Seller or any of Seller's Affiliates; (b) any institution resulting from any merger of the Seller or any of Seller's Affiliates with or into any institution or (c) any institution that is acquired by the Seller or any of Seller's Affiliates; provided, however, that such institution that acquires, merges with, or is acquired by the Seller shall not, during such ****************, solicit nor bid for the business of any Original Clients for the provision of Institutional Trust and Custody Services; provided, further, however, that such institution shall be permitted to engage in general marketing campaigns not specifically targeted to Original Clients with respect to the provision of Institutional Trust and Custody services. Notwithstanding the foregoing, nothing in this Section 12.7 shall prohibit the Seller or its Affiliates from engaging in the Excluded Businesses. During the period beginning on the Closing Date or applicable Transfer Date, with respect to Offered Employees, and on the Closing Date, with respect to other employees of Buyer, and ending on the********************from such foregoing applicable dates, neither Seller nor any of its Affiliates shall solicit any of the Offered Employees or any of Buyer's other employees who remain employed by

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Buyer during such time, as the case may be, to accept employment with Seller or any of its Affiliates; provided, however, that after the Closing Date, Seller shall be permitted to solicit for employment any Transferred Employee who shall be terminated by Buyer; provided, further, however, that, from and after the date of hire by Seller pursuant to this Section 12.7, Buyer shall have no obligation to pay separation benefits to any Transferred Employee pursuant to
Section 8.4(b) who shall be terminated by Buyer and who shall become an employee of Seller.

        12.8. Referrals. Seller agrees that, for a period of****************from the date of this Agreement, it will use reasonable efforts to refer to Buyer any customers seeking the provision of services formerly provided by the Seller as part of the Institutional Trust and Custody Business; provided, however, that notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall solicit such new customers for the provision of any services other than the provision of Institutional Trust and Custody services or cash sweep services, securities lending or foreign exchange services related to the provision of Institutional Trust and Custody Business services. In exchange for such referrals during the designated period, the Buyer shall pay Seller a referral fee equal to*****of the first year's revenues received from each new customer relationship which Seller refers to Buyer, which referral results in the appointment of Buyer by such referred customer and retention of such referred customer by Buyer at least one year. The referral fee is payable as of the end of the calendar quarter during which the one-year retention period ends. Upon the appointment of the Buyer by a customer referred by the Seller, the Buyer shall promptly notify Seller of such appointment and shall provide updates to Seller on a quarterly basis thereafter with respect to the revenues derived by Buyer from such referred customer. Buyer agrees that, from and after the date hereof, in connection with the Buyer's settlement of securities transactions outside of the United States under a Custody Service Agreement or a custody or similar agreement between Buyer and a customer, to the extent
Buyer requires the services of sub-custodian in Argentina, Buyer shall use reasonable efforts to retain Seller (or a foreign branch of Seller or Affiliate of Seller) to act as such sub-custodian in Argentina.

         12.9. Access to Files. For a period of seven (7) years commencing on the Closing Date, or for such longer period as may be required by applicable law, the Buyer will grant the Seller and its representatives access to all books, records and other data included in the Purchased Assets during regular business hours upon reasonable prior notice.

         12.10. Customer Retention. Buyer shall use reasonable efforts to retain as customers of the Buyer those customers of the Business who become Original Clients from and after the Closing Date, including, the appointment of Seller as sub-custodian or agent on behalf of Buyer during the conversion periods referred in the Transitional

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


Services Agreement. Buyer agrees that, from and after the Closing Date,***
**************************************************************************
*******************************************************************************
****************************************************************.

         12.11. Additional Buyer Covenant. Buyer agrees that from and after the date hereof and for so long as the Outsourcing Agreement shall not have been terminated in accordance with its terms, members of senior management of Buyer shall consult with members of senior management of Seller at such times as may be reasonably requested by Seller, with respect to the performance of Buyer under the Outsourcing Agreement and other matters specifically relating to, or impacting, the provision of services by Buyer to Seller under the Outsourcing Agreement, including but not limited to, significant new client retentions or business opportunities of Buyer or technology developments concerning Buyer.

         13. General.

         13.1. Further Assurances. At the request of the other party hereto, each party hereto shall take any and all actions, and execute and deliver any and all documents, which may be reasonably necessary to carry out the transactions contemplated by this Agreement. In the event, that, on the Closing Date, there are Custody Service Agreements for which a consent to the transactions contemplated hereby has not been obtained and for which no termination notice has been received prior to the Closing Date (collectively, the "Unassigned Custody Service Agreements"), in addition to the foregoing, until such time as such consent is obtained or such Unassigned Custody Service Agreement is terminated in accordance with its terms, Buyer and Seller shall use reasonable efforts to (i) provide to Buyer the benefits and burdens of any Unassigned Custody Service Agreement, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, including without limitation the appointment of Buyer as Seller's sub-custodian or agent for purposes of such Unassigned Custody Service Agreement, and (iii) enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from any such Unassigned Custody Service Agreement. In addition, from and after the Closing Date, the Buyer shall assist the Seller in perfecting any security interests held by Seller in any of the custodial assets being transferred, together with the applicable Custody Service Agreements, to the Buyer hereunder, which assets secure loans of the Seller.

         13.2. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the Related Agreements contains the entire understanding of the parties hereto and thereto, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto or thereto, as applicable. No waiver of any provision of this Agreement shall be effective unless evidenced by a written instrument signed by the waiving party. Each of the parties hereto further acknowledge and agree that, in entering into this Agreement and entering into the Related Agreements, they have not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Agreement or the Related Agreements.

         13.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement and the rights and obligations of the parties hereunder may not be assigned by any party hereto except with the written consent of the other party hereto, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any rights or remedies under or by reason of this Agreement.

         13.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all of the parties reflected hereon as the signatories.

         13.5. Notices. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier, as follows:

If to the Seller at:

BankBoston, N.A.
100 Federal Street
Boston, MA 02110
Attention: Peter J. Manning
              Executive Director, Mergers and Acquisitions
Facsimile: (617) 434-7825
and to:

BankBoston, N.A.
100 Federal Street
Boston, MA 02110
Attention: Gary A. Spiess, Esq., General Counsel
Facsimile: (617) 434-7825

 with a copy to:

Bingham Dana LLP
100 Federal Street
Boston, MA 02110
Attention: Norman J. Shachoy, Esq.
Facsimile: (617) 951-8736

If to the Buyer at:

Investors Bank & Trust Company
200 Clarendon Street
Boston, MA 02116
Attention: Michael F. Rogers, Executive Vice President
Facsimile: (617) 351-0314

and to:

Investors Bank & Trust Company
200 Clarendon Street
Boston, MA 02116
Attention: John E. Henry, Esq., General Counsel
Facsimile: (617) 351-4282

with a copy to:

Testa, Hurwitz & Thibeault
125 High Street
Boston, MA 02110
Attention: Steven C. Browne, Esq.
Facsimile: (617) 248-7100

         Any such notice or other communication hereunder shall be deemed to have been given as of the date delivered to the receiving party. Any party may change the address to which such communications are to be sent to it by giving written notice of change of address to the other party in the manner provided above for giving notice.

         13.6. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

         13.7. Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

         13.8. Public Announcements; Regulatory Filings. Except as otherwise required by law, regulation or the rules of the New York Stock Exchange, the National Association of Securities Dealers, or the Nasdaq National Market, the Seller and the Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. Seller and Buyer shall each deliver to the other copies of all proposed filings with bank regulatory and other governmental authorities, shall use their respective reasonable efforts to accommodate any suggestions or recommendations made by the other with respect thereto and shall deliver to the other, as soon as practicable, all final applications to bank regulatory and other governmental authorities.

         13.9. Expenses. Except as expressly set forth in this Agreement, all expenses of the preparation, execution and consummation of this Agreement and the Related Agreements and of the transactions contemplated hereby, including, without limitation, attorneys', accountants and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

         13.10. Time Deadlines. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in Boston, Massachusetts are authorized by law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such.

         13.11. Construction. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Related Agreement.

         13.12. Number and Gender. As used in this Agreement and the Schedules and Exhibits hereto, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

         13.13. Scope of Agreements. This Agreement shall not create any partnership, joint venture or other similar arrangement between the Buyer and the Seller with respect to the Business.

         13.14. Amendment, Extension and Waiver. At any time prior to the consummation of the transactions contemplated by this Agreement or the termination of this Agreement in accordance with the provisions of Section 11 hereof, the Buyer and the Seller may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (d) waive compliance, to the extent legally permissible, with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only to the extent set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         13.15. Consent to Jurisdiction. EACH OF THE PARTIES HERETO AGREES THAT ANY SUIT, ACTION OR PROCEEDING INSTITUTED AGAINST SUCH PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION SITTING IN THE COMMONWEALTH OF MASSACHUSETTS. BY EXECUTION HEREOF, EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO, AND ANY RIGHT OF IMMUNITY ON THE GROUNDS OF, IMPROPER VENUE, THE CONVENIENCE OF THE FORUM, THE PERSONAL JURISDICTION OF SUCH COURTS OR THE EXECUTION OF JUDGMENTS RESULTING THEREFROM. EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION, SUIT OR PROCEEDING.

         13.16. Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to principles of choice or conflicts of law).

         13.17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

         13.18. Waiver of Certain Damages. EXCEPT AS OTHERWISE PROVIDED UNDER
SECTION 11(b) ABOVE, EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

         13.19. Confidentiality. All information disclosed by the parties hereto to each other pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.


                            BANKBOSTON, N.A.


                       By: /s/ Peter J. Manning
                          -------------------------------
                             Name:  Peter J. Manning
                             Title: Executive Director, Merger and Acquisition

                            INVESTORS BANK & TRUST
                            COMPANY


                       By: /s/ Michael F. Rogers
                          -------------------------------
                             Name:  Michael F. Rogers
                             Title: Executive Vice President

           Purchase and Sale Agreement - List of Disclosure Schedules

Schedule 2.1(a) -- Fixtures, machinery, equipment, furniture, supplies and other personal property used in the Institutional Trust and Custody Business

Schedule 2.1(b) -- Leases of personal property used in the Institutional Trust and Custody Business

Schedule 2.1(c)  -- List of Custody Service Agreements

Schedule 2.1(d) -- Miscellaneous contracts related to the Institutional Trust and Custody Business

Schedule 3.6 -- Allocation of Purchase Price (to be delivered at Closing)

Schedule 4.2(a) -- Form of Bill of Sale

Schedule 4.2(b) -- Form of Assignment and Assumption Agreement with respect to assumed Liabilities

Schedule 4.2(c) -- Form of Transitional Services Agreement

Schedule 5.4 -- Seller government consents required

Schedule 5.5 -- Seller third-party consents required

Schedule 5.6 -- Description of insurance of Seller on assets related to Institutional Trust and Custody Business

Schedule 5.8 -- Seller pending litigation related to Institutional Trust and Custody Business and assets used in business

Schedule 5.9(b) -- Known breaches of any contracts by Seller or third-parties

Schedule 5.10(b) -- Known breaches of Custody Service Agreements by Seller or third parties

Schedule 5.12 -- Schedule of Seller Brokers

Schedule 5.15(i) -- Schedule of 1997 Noninterest Income

Schedule 5.15(ii) -- AUA Schedule

Schedule 5.15(iii) -- Client Termination Schedule

Schedule 5.15(v) -- Deposit Schedule

Schedule 5.16 -- Tax disputes

Schedule 5.17(a) -- Seller officers and employees with "knowledge"

Schedule 5.17(b) -- Seller officers with "knowledge" for purposes of
Section 5.15

Schedule 6.3 -- Buyer government consents required

Schedule 6.4 -- Buyer third-party consents required

Schedule 6.6 -- Buyer pending litigation

Schedule 6.8 -- Schedule of Buyer Brokers

Schedule 6.9 -- Buyer officers and employees with "knowledge"

Schedule 7.3(e) -- Scheduled Employees

Schedule 8.4(a) -- Offered Employees

Schedule 8.4(b) -- Conversion Team

Schedule 8.4(c) -- Outsourcing Team